Exhibit 10.32
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated as of November 1, 2006 (the “Effective Date”), is by and between McKesson Corporation (the “Company”), a Delaware corporation with its principal office at One Post Street, San Francisco, California, and Paul C. Julian (“Executive”).
RECITALS
     A. WHEREAS, Executive and the Company have previously entered into that certain Employment Agreement dated as of April 1, 2004 (the “Prior Employment Agreement”);
     B. WHEREAS, Executive and the Company wish to amend and restate the terms of Executive’s employment with the Company, as set forth herein;
     C. The Company, in its business, develops and uses certain Confidential Information (as defined in Paragraph 7(c) below). Such Confidential Information will necessarily be communicated to or acquired by Executive by virtue of his employment with the Company, and the Company has spent time, effort and money to develop such Confidential Information and to promote and increase its goodwill; and
     D. The Company desires to retain the services of, and employ, Executive on its own behalf and on behalf of its affiliated companies for the period provided in this Agreement and, in so doing, to protect its Confidential Information and goodwill, and Executive is willing to accept employment by the Company on a full-time basis for such period, upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto agree as follows:
          1. Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive, and Executive agrees to accept employment from, and remain in the employ of, the Company for the period stated in Paragraph 3 hereof.
          2. Position and Responsibilities. During the period of his employment hereunder, Executive agrees to serve the Company, and the Company shall employ Executive, as Executive Vice President and Group President, or in such other senior corporate executive capacity or capacities as may be specified from time to time by the Chief Executive Officer of the Company (the “Chief Executive Officer”).
          3. Terms and Duties:
               (a) Term of Employment. The period of Executive’s employment under this Agreement shall be deemed to have commenced on the date of this Agreement and shall continue until the third anniversary of the Effective Date; provided, however, that the term of this Agreement shall automatically be extended for one (1) additional year on each anniversary of the Effective Date, unless terminated earlier in accordance with Paragraph 8 below (the “Term”).
               (b) Duties. During the period of his employment hereunder and except for illness, reasonable vacation periods and reasonable leaves of absence, Executive shall devote his best efforts and all his business time, attention and skill to the business and affairs of the Company and its affiliated companies, as such business and affairs now exist and as they may be hereafter changed or added to, under and pursuant to the general direction of the Board of Directors of the Company (the “Board”); provided, however, that, with the approval of the Chief Executive Officer, Executive may serve, or continue to serve, on the boards of directors of, hold any other offices or positions in, companies or organizations which, in such officer’s judgment, will not present any conflict of interest with the Company or any of its subsidiaries or affiliates or divisions, or materially affect the performance of Executive’s duties pursuant to this Agreement. The Company shall retain full direction and control of the means and methods by which Executive performs the services for which he is employed hereunder. The services which are to be employed by Executive hereunder are to be rendered in the State of California, or in such other place or places in the United States or elsewhere as may be determined from time to time by the Board, but are to be rendered primarily at the headquarters of the Company in San Francisco, California.
          4. Compensation and Reimbursement of Expenses.
               (a) Compensation. During the period of his employment hereunder, Executive shall be paid a salary, in monthly or semi-monthly installments (in accordance with the Company’s normal payroll practices for senior executive officers), at the rate of Eight Hundred Forty Thousand, Eight Hundred and Twenty-Nine Dollars ($840,829) per year, or such higher salary as may be from time to time approved by the Board (or any duly authorized Committee thereof) (any such higher salary so approved to be thereafter the minimum salary payable to Executive during the remainder of the term hereof), plus such additional incentive compensation, if any, as may be awarded to him yearly by the Board (or any duly authorized Committee thereof). For purposes of the MIP (as defined in paragraph 5 below), for each of the Company’s fiscal years ending during the term of this Agreement, Executive’s Individual Target Award shall be 100% during fiscal year 2007 and 110% thereafter of his base salary for the applicable Year (as defined in the MIP).
               (b) Reimbursement of Expenses. The Company shall pay or reimburse Executive, in accordance with its normal policies and practices, for all reasonable travel and other expenses incurred by Executive in performing his obligations hereunder.
          5. Other Benefits. During the period of his employment hereunder, Executive shall be entitled to receive all other benefits of employment generally available to other members of the Company’s senior management and those benefits for which key executives are or shall become eligible, when and as he becomes eligible therefore, including without limitation, group health and life insurance benefits, short and long-term disability plans, deferred compensation plans, and participation in the Company’s Profit-Sharing Investment Plan, Employee Stock Purchase Plan, Executive Medical Plan, Management Incentive Plan (“MIP”), Executive Benefit Retirement Plan (“EBRP”), Executive Survivor Benefits Plan

(“ESBP”), Stock Purchase Plan and 1994 Stock Option and Restricted Stock Plan (or any other similar plan or arrangement).
          6. Benefits Payable Upon Disability or Death.
               (a) Disability Benefits. If, during the term of this Agreement, Executive shall be prevented from properly performing services hereunder by reason of his illness or other physical or mental incapacity, the Company shall continue to pay Executive his then current salary hereunder during the period of such disability or, if less, for a period of (12) calendar months, at which time the Company’s obligations hereunder shall cease and terminate.
               (b) Death Benefits. In the event of the death of Executive during the term of this Agreement, Executive’s salary payable hereunder shall continue to be paid to Executive’s surviving spouse or, if there is no spouse surviving, then to Executive’s designee or representative (as the case may be) through the six-month period following the end of the calendar month in which Executive’s death occurs. Thereafter, all of the Company’s obligations hereunder shall cease and terminate.
               (c) Other Plans. The provisions of this Paragraph 6 shall not affect any rights of Executive’s heirs, administrators, executors, legatees, beneficiaries or assigns under the Company’s Profit-Sharing Investment Plan, EBRP, ESBP, 1994 Stock Option and Restricted Stock Plan (or any other similar plan or arrangement), any stock purchase plan or any other employee benefit plan of the Company, and any such rights shall be governed by the terms of the respective plans.
          7. Obligations of Executive During and After Employment.
               (a) Noncompetition. Executive agrees that during the term of his employment hereunder, and for the “Noncompetition Period” (as hereinafter defined) thereafter following the termination of Executive’s employment with the Company for any reason, he will not, within the United States, participate, engage or have any interest in, directly or indirectly, any person, firm, corporation, or business (where as an employee, officer, director, agent, creditor, or consultant or in any capacity which calls for the rendering of personal services, advice, acts of management, operation or control) which carries on any business or activity competitive with the Company or any affiliated company (including, without limitation, any products or services sold, investigated, developed or otherwise pursued by the Company or any affiliated company at any time or from time to time) without the prior written consent of the Chief Executive Officer. For purposes of this Paragraph 7(a), the “Noncompetition Period” shall be deemed to be the period during which Executive is receiving salary continuation payments hereunder. Should Executive violate his obligations under this Paragraph 7(a), any further salary continuation payments or other severance benefits shall immediately cease. This Paragraph 7(a) shall survive the termination or expiration of this Agreement.
               (b) Unauthorized Use of Confidential Information. Executive acknowledges and agrees that (i) during the course of his employment Executive will have produced and/or have access to Confidential Information (as defined in subparagraph (c) hereof), of the Company and its affiliated companies, and (ii) the unauthorized use or sale of any of such confidential or proprietary information at any time would harm the Company and would constitute unfair competition with the Company either during or after the term of this Agreement. Therefore, during and subsequent to his employment by the Company and its affiliated companies, Executive agrees to hold in confidence and not, directly or indirectly, disclose, use, copy or make lists of any such information, except to the extent expressly authorized by the Company in writing or as required by law. All records, files, drawings, documents, equipment, and the like, or copies thereof, relating to the Company’s business, or the business of any of its affiliated companies, which Executive shall prepare, use, or come into contact with, shall be and remain the sole property of the Company, and shall not be removed (except to allow Executive to perform his responsibilities hereunder while traveling for business purposes or otherwise working away from his office) from the Company’s or the affiliated company’s premises without its prior written consent, and shall be promptly returned to the Company upon termination of employment with the Company and its affiliated companies. This Paragraph 7 (b) shall survive the termination or expiration of this Agreement.
               (c) Confidential Information Defined. For purposes of this Agreement, “Confidential Information” means all information (whether reduced to written, electronic, magnetic or other tangible form) acquired in any way by Executive during the course of his employment with the Company or any of its affiliated companies concerning the products, projects, activities, business or affairs of the Company and its affiliated companies, or the Company’s or any of its affiliated company’s customers, including without limitation, (i) all information concerning trade secrets of the Company and its affiliated companies, including computer programs, system documentation, special hardware, product hardware, related software development, manuals, formulae, processes, methods, machines, compositions, ideas, improvements or inventions of the Company and its affiliated companies, (ii) all sales and financial information concerning the Company and its affiliated companies, (iii) all customer and supplier lists of the Company and its affiliated companies, (iv) all information concerning products or projects under development by the Company or any of its affiliated companies or marketing plans for any of those products or projects, and (v) all information in any way concerning the products, projects, activities, business or affairs of customers of the Company or any of its affiliated companies which was furnished to him by the Company or any of its agents or customers; provided, however, that Confidential Information does not include information which (A) becomes available to the public other than as a result of a disclosure by Executive, (B) was available to him on a non-confidential basis outside of his employment with the Company, or (C) becomes available to him on a non-confidential basis from a source other than the Company or any of its agents, creditors, suppliers, lessors, lessees or customers.
               (d) Nonsolicitation of Employees. Executive recognizes and acknowledges that it is essential for the proper protection of the business of the Company and its affiliated companies that Executive be restrained for a reasonable period following the termination of Executive’s employment with the Company and its affiliated companies from (i) soliciting or inducing any employee of the Company or any of its affiliated companies to leave the employ of the Company or any of its affiliated companies, and (ii) hiring or attempting to hire any employee of the Company or any of its affiliated companies. Accordingly, Executive agrees that during the term of his employment hereunder, and for the Nonsolicitation Period thereafter following the termination of Executive’s employment with the Company and its affiliated companies for any reason, Executive shall not, directly or indirectly, hire, solicit, aid in or encourage the hiring and/or solicitation of, contract with, aid in or encourage the contracting with, or induce or encourage to leave the employment of the Company or any its affiliated companies any employee of the Company or any of its affiliated Companies. For purposes of this Paragraph 7(d), the “Nonsolicitation Period” shall be deemed to be the longer of (i) two (2) years following termination of Executive’s employment for any reason, or (ii) the period during which Executive is receiving salary continuation payments hereunder. Should Executive violate his obligations under this Paragraph 7(d), any further salary continuation payments or other severance benefits shall immediately cease. This Paragraph 7(d) shall survive the termination or expiration of this Agreement.
               (e) Nonsolicitation of Customers. Executive recognizes and acknowledges that it is essential for the proper protection of the business of the Company and its affiliated companies that Executive be restrained for a reasonable period following the termination of Executive’s employment with the Company and its affiliated companies from soliciting the trade of or trading with the customers of the Company or any of its affiliated companies for any competitive business purpose. Accordingly, Executive agrees that during the term of his employment hereunder, and for the Nonsolicitation Period thereafter following the termination of Executive’s employment with the Company and its affiliated companies for any reason, Executive shall not, directly or indirectly, solicit, aid in or encourage the solicitation of, contract with, aid in or encourage the contracting with, service, or contact any person or entity which is, or was, within three years prior to the termination of Executive’s employment with the Company and its affiliated companies, a customer or client of the Company or any of its affiliated companies for the purpose of offering or selling a product or service competitive with any of those offered by the Company or any of its affiliated companies. For purposes of this Paragraph 7(e), the “Nonsolicitation Period” shall be deemed to be the longer of (i) two (2) years following termination of Executive’s employment for any reason, or (ii) the period during which Executive is receiving salary continuation payments hereunder. Should Executive violate his obligations under this Paragraph 7(e), any further salary continuation payments or other severance benefits shall immediately cease. This Paragraph 7(e) shall survive the termination or expiration of this Agreement
               (f) Remedy for Breach. Executive agrees that in the event of a breach or threatened breach of any of the covenants contained in this Paragraph 7, the Company shall have the right and remedy to have such covenants specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any material breach of any of the covenants will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.
               (g) Blue-Penciling. Executive acknowledges and agrees that the noncompetition and nonsolicitation provisions contained herein are reasonable and valid in geographic, temporal and subject matter scope and in all other respects, and do not impose limitations greater than are necessary to protect the goodwill, Confidential Information and other business interests of the Company. Nevertheless, if any court determines that any of said noncompetition and other restrictive covenants and agreements, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable law.
               (h) Mutual Dependence. Executive understands and agrees that her full compliance with Section 7 of this Agreement is an express condition for and mutually dependent upon the obligations of the Company to pay Executive her compensation and benefits, including severance pay, during the remainder of the Term. Executive further understands and agrees that in the event that any provisions of Section 7 of this Agreement are rendered void, invalid, illegal or otherwise unenforceable, in whole or in substantial part, as a result of actions not initiated by the Company or its agent, the Company’s obligations to pay Executive her Base Salary, bonus or any other compensation and benefits, including severance pay, may be terminated immediately.
          8. Termination.
               (a) For Cause. Notwithstanding anything herein to the contrary, the Company may, without liability, terminate Executive’s employment hereunder for Cause (as defined below) at any time upon written notice from the Board (or any duly authorized Committee thereof) specifying such Cause, and thereafter, the Company’s obligations hereunder shall cease and terminate; provided, however, that such written notice shall not be delivered until after the Board (or any duly authorized Committee thereof) shall have given Executive written notice specifying the conduct alleged to have constituted such Cause and Executive has failed to cure such conduct, if curable, within fifteen (15) days following receipt of such notice. As used herein, the term “Cause” shall mean negligent or willful engagement in misconduct which, in the sole determination of the Chief Executive Officer (or his designee), is injurious to the Company, its employees, or its customers.
               (b) Arbitration Required to Confirm Cause. In the event of a termination for Cause pursuant to subparagraph (a) above, the Company shall continue to pay Executive’s then current compensation as specified in this Agreement until the issuance of an arbitration award affirming the Company’s action. Such arbitration shall be held in accordance with the provisions of Paragraph 12(d) below. In the event the award upholds the action of the Company, Executive shall promptly repay to the Company any sums received pursuant to this subparagraph 8(b), following termination of employment.
               (c) Other than For Cause, Performance, Reorganization. Notwithstanding anything herein to the contrary, the Company may also terminate Executive’s employment (without regard to any general or specific policies of the Company relating to the employment or termination of its employees) (i) should Executive fail to perform his duties hereunder in a manner satisfactory to the Chief Executive Officer, (ii) should Executive’s position be eliminated as a result of a reorganization or restructuring of the Company or any of its affiliated companies, or (iii) for any other reason or reasons, in the Company’s sole discretion.
               (d) Obligations of the Company on Termination of Employment.
                    (i) If the Company terminates Executive’s employment pursuant to subparagraph 8(a) above and the Company’s action is affirmed as specified in subparagraph 8(b) above or Executive terminates his employment with the Company other than for Good Reason (as defined in subparagraph (d)(iii) below), then all of the Company’s obligations hereunder shall immediately cease and terminate. Executive shall thereupon have no further right or entitlement to additional salary, incentive compensation payments or awards, or any perquisites from the Company whatsoever, and Executive’s rights, if any, under the Company’s employee and executive benefit plans shall be determined solely in accordance with the express terms of the respective plans.
                    (ii) If the Company terminates Executive’s employment pursuant to subparagraph 8(c) above or Executive terminates his employment with the Company for Good Reason prior to the expiration of the Term, then in lieu of any benefits payable pursuant to the Company’s Executive Severance Policy (so long as the compensation and benefits payable hereunder equal or exceed those payable under said Policy) and in complete satisfaction and discharge of all of its obligations to Executive hereunder, the Company shall, provided Executive is not in breach of the provisions of Paragraph 7 hereof and except as provided in Paragraph 9 below, and conditioned upon Executive’s execution of a full release of claims, (A) provide Executive with monthly cash payments equal to Executive’s final monthly base salary (“Severance”) for the remainder of the Term (the “Severance Period”); provided that, if such payment is deferred in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), it shall accrue interest at the Deferred Compensation Administration Plan III Rate (the “DCAP Rate”) for the period of such deferral, which interest shall be paid together with such payment, and further provided that the Company’s obligation to make such Severance payments shall be reduced by any compensation received by Executive from a subsequent employer during the Severance Period, (B) consider Executive for a bonus under the terms of the Company’s MIP for the fiscal year in which termination occurs (but not for any subsequent year) provided that any such bonus, if earned, shall be pro-rated to reflect the portion of the year for which Executive was actively employed, and shall be made at the time and in the manner applicable to MIP payments for current employees; provided, however, that, if such payment is deferred in accordance with Section 409A of the Code (“Section 409A”), it shall accrue interest at the DCAP Rate for the period of such deferral, which interest shall be paid together with such payment, (C) continue Executive’s Executive Medical Plan benefits until the end of the Severance Period, (D) subject to the express special forfeiture and repayment provisions of the respective plans (or the terms and conditions applicable thereto), continue the accrual and vesting of Executive’s rights, benefits and existing awards for the remainder of the Severance Period for purposes of the EBRP, ESBP, and the Stock Option and Restricted Stock Plan (or any other similar plan or arrangement); provided, however, that (unless otherwise provided by the terms of the applicable plan; or unless the Board, or any duly authorized Committee thereof, in its sole discretion determines otherwise) Executive shall in no event receive or be entitled either to additional grants or awards subsequent to the date of termination, nor “Approved Retirement” status, under the foregoing plans, and (E) terminate Executive’s participation in the Company’s tax-qualified profit-sharing plans, long-term incentive plan, and stock purchase plans, pursuant to the terms of the respective plans, as of the date of Executive’s termination of employment.
                    (iii) For purposes of this Agreement, “Good Reason” shall mean any of the following actions, if taken without the express written consent of Executive: (A) any material change by the Company in Executive’s functions, duties or responsibilities as Executive Vice President and Group President, which change would cause Executive’s position with the Company to become of less dignity, responsibility, importance, or scope as compared to the position and attributes that applied to Executive as of the Effective Date; (B) any reduction in Executive’s base salary, other than a proportional reduction effected as part of an across-the board reduction affecting all executive employees of the Company; (C) any material failure by the Company to comply with any of the provisions of the Agreement; (D) the Company’s requiring Executive to be based at any office or location more than 25 miles from the office at which Executive is based as of the Effective Date, except for travel reasonably required in the performance of Executive’s responsibilities; or (E) in the event of a Change in Control, any change in the level of officer within the Company to whom Executive reports, as this reporting relationship existed immediately prior to a Change in Control.
          9. Termination in Connection with a Change in Control. Notwithstanding the provisions of Paragraph 8(d), in the event of an occurrence of a Change in Control, the following provisions shall apply in the event of Executive’s termination of employment (i) within two (2) years following such Change in Control, or (ii) within the six (6) month period immediately preceding such Change in Control if such termination of employment occurs at the direction of the person or entity that is involved in, or otherwise in connection with, such Change in Control:
               (a) If the Company terminates Executive’s employment pursuant to Paragraph 8(c) above or otherwise without Cause or Executive terminates his employment with the Company for Good Reason, then the Company shall, in lieu of the benefits payable under Paragraph 8(d)(ii) above, immediately pay to Executive in a cash lump sum an amount equal to 2.99 multiplied by Executive’s Earnings and shall take all actions described in clauses (C) through (E) in Paragraph 8(d)(ii) hereof; provided that, if such payment is deferred in accordance with Section 409A, it shall accrue interest at the DCAP Rate for the period of such deferral, which interest shall be paid together with such payment. For purposes of this Section 9(a), “Earnings” shall mean the sum of (i) Executive’s annual base salary and (ii) the greater of Executive’s target bonus under the MIP or the average MIP bonus paid Executive over the prior three fiscal years.
               (b) Change in Control. For purposes of this Agreement, a “Change in Control” of the Company shall mean the occurrence of any change in ownership of the Company, change in effective control of the Company, or change in the ownership of a substantial portion of the assets of the Company, as defined in Section 409A(a)(2)(A)(v), the regulations thereunder, and any other published interpretive authority, as issued or amended from time to time.
          10. Excise Tax Payment
               (a) If, as a result of Executive’s employment with the Company or termination thereof, the benefits received by Executive under Section 9 above (the “Total Payments”) are subject to the excise tax provision set forth in Section 4999 of the Code (the “Excise Tax”), the Company shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the benefits received hereunder and any Federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

               (b) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent “reasonable compensation” for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the Base Amount (as defined in Section, 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the date of termination (or if there is no date of termination, then the date on which the Gross-Up Payment is calculated for purposes of this Paragraph 10(b)), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
               (c) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess plus any interest, penalties or additions payable by Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.
               (d) Notwithstanding anything else herein, this Paragraph 10 shall survive any termination of employment, any payments hereunder or any termination of obligations hereunder; provided, however, that this Paragraph 10 shall not survive any termination of employment for Cause that occurs prior to a Change in Control or any payments or termination of obligations in connection with such termination for Cause.
          11. Compliance with Section 409A
     Notwithstanding anything in this Agreement to the contrary, the Company shall administer and construe this Agreement in accordance with Section 409A, the regulations promulgated thereunder, and any other published interpretive authority, as issued or amended from time to time, so as not to subject Executive to the additional tax and interest imposed under Section 409A. To the extent that the Company and/or Executive reasonably determine that any amount payable under this Agreement would trigger the additional tax imposed by Section 409A, the Company and Executive shall promptly agree in good faith on appropriate modifications to the Agreement (including delaying or restructuring payments) to avoid such additional tax yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Executive. If Executive incurs liability under Section 409A(a)(1)(B) as a direct result of the Company’s failure to fulfill the foregoing obligations, the Company will indemnify and hold Executive harmless from such liability; provided, however, that the Company shall have no obligation under this provision for any such failures that are attributable to Executive’s own willful acts or omissions or to Executive’s demand for a distribution of benefits notwithstanding a recommendation of the Company against the distribution.
          12. General Provisions
               (a) Executive’s rights and obligations hereunder shall not be transferable by assignment or otherwise. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets; and this Agreement shall inure to the benefit of, be binding upon and be enforceable by, any successor surviving or resulting corporation, or other entity to which such assets shall be transferred. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.
               (b) This Agreement constitutes the entire agreement between the parties hereto in respect of the employment of Executive by the Company. This Agreement supersedes and replaces all prior oral and written agreements, understandings, commitments, and practices between the parties including, but not limited to, the Prior Employment Agreement.
               (c) In the event Executive’s employment with the Company shall terminate under circumstances otherwise providing Executive with a right to benefits under both the Company’s Executive Severance Policy and Paragraph 8(d)(ii) of this Agreement, Executive shall be entitled to receive the greater of the benefits provided therein or herein, calculated individually, without duplication.
               (d) Executive and the Company agree that any dispute, controversy or claim between them, other than any dispute, controversy claim or breach arising under Paragraph 7 of this Agreement, shall be settled exclusively by final and binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA Rules”). A neutral and impartial arbitrator shall be chosen by mutual agreement of the parties or, if the parties are unable to agree upon an arbitrator within a reasonable period of time, then a neutral and impartial arbitrator shall be appointed in accordance with the arbitrator nomination and selection procedure set forth in the AAA Rules. The arbitrator shall apply the same substantive law, with the same statutes of limitations and remedies, that would apply if the claims were brought in court. The arbitrator also shall prepare a written decision containing the essential findings and conclusions upon which the decision is based. Either party may bring an action in court to compel arbitration under this Agreement or to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit in any way related to any claim subject to this agreement to arbitrate. Any arbitration held pursuant to this Paragraph shall take place in San Francisco, California. Each party shall pay its own costs and attorneys’ fees, unless a party prevails on a statutory claim and the statute provides that the prevailing party is entitled to payment of its attorneys’ fees. In that case, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party as provided by law. The Company agrees to pay any administrative costs and fees of the AAA, as well as the costs and fees of the arbitrator. THE PARTIES UNDERSTAND AND AGREE THAT THIS AGREEMENT CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS AGREEMENT.
               (e) Executive expressly acknowledges and agrees that, in the event the benefits provided hereunder are subject to the excise tax provision set forth in Section 4999 of the Internal Revenue Code of 1986, as amended, (i) Executive shall be responsible for, and (ii) Executive shall not be entitled to any additional payment from the Company for any Federal, state, and local income and employment taxes, interest or penalties that may arise in connection with such benefits.
               (f) The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability hereof shall not be affected thereby.
               (g) This Agreement may not be amended or modified except by a written instrument executed by the Company and Executive.
               (h) This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of California without regard to its principles of conflict of laws.
     IN WITNESS WHEREOF, The parties have executed this Agreement as of the date first above written.

McKesson Corporation A Delaware Corporation

By:
Paul E. Kirincic
Executive Vice President, Human Resources

ATTEST:

Executive Vice President	Executive
and Secretary
By the Authority of the
Compensation Committee
of the Board of Directors
of McKesson Corporation on
November ___, 2006